Company Contact: Kirk Patterson SVP and CFO Staktek Holdings, Inc. (512) 454-9531	Investor Contact: Beverly Twing Shelton - Investor Relations For Staktek Holdings (972) 385-0286

Staktek Conducts Search for Independent Director

To Fill Vacancy on Audit Committee

Austin, Texas -- January 13, 2006 - Staktek Holdings, Inc. [NASDAQ: STAK], a world-leading provider of intellectual property and services for next-generation, chip-stacking and module technologies for high-speed, high-capacity systems, announced that it is conducting a search to fill a position on its Board of Directors vacated by Morton L. Topfer upon his retirement, which the company announced on December 30, 2005. Staktek's common stock is traded on the NASDAQ National Market System. In accordance with NASDAQ Marketplace Rule 4350, the company is required to have three independent directors serving on its Audit Committee and, following Mr. Topfer's retirement, the company currently has two independent directors serving on this committee. Pursuant to Marketplace Rule 4350(d)(4), Staktek is in a grace period to regain compliance expiring on Staktek's next annual stockholders' meeting, which is currently scheduled for April 20, 2006. On January 10, 2006, NASDAQ sent the company a deficiency letter confirming that Staktek is not in compliance with Marketplace Rule 4350 regarding independent directors on its audit committee and that the company is currently in the grace period.

"The Board fully expects to fill the vacant position prior to the end of the grace period," stated Joseph C. Aragona, Staktek's Chairman of the Board. "We are in the process of conducting a search for our next director and want to be sure we locate a person with the right qualifications and expertise for our Board of Directors."

About Staktek Holdings:

Staktek is a world-leading provider of intellectual property and services for next-generation, chip-stacking and module technologies used in high-speed, high-capacity systems. Staktek's Performance, Value and High Performance Stakpak® memory solutions increase operational performance by doubling, tripling or quadrupling the amount of memory in the same physical footprint as required by standard packaging technology. With an IP portfolio of more than 175 patents and patent applications pending, the company offers flexibility for customers, including outsourced manufacturing, technology licensing and custom engineering. Headquartered in Austin, Texas, Staktek operates two world-class manufacturing locations in Austin and Reynosa, Mexico.

Staktek is a trademark of Staktek Group LP.

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